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[EXECUTION COPY]

                              AMENDED AND RESTATED

                          DEBENTURE PURCHASE AGREEMENT

                   (12% SENIOR SECURED CONVERTIBLE DEBENTURES)

         THIS AMENDED AND RESTATED DEBENTURE PURCHASE AGREEMENT (this "Agreement") is made and entered into as of December 27, 1999 by and among SECURITY CONNECTICUT LIFE INSURANCE COMPANY, a Connecticut corporation ("Security Connecticut"), PROTECTIVE LIFE INSURANCE COMPANY, a Tennessee corporation ("Protective"), NORTH AMERICAN COMPANY FOR LIFE AND HEALTH INSURANCE, an Illinois corporation ("North American", and together with Security Connecticut and Protective, collectively, the "Purchasers" and individually, a "Purchaser"), and SELECTQUOTE INC., a Delaware corporation ("SelectQuote").

                                    RECITALS

         WHEREAS, Purchasers, have heretofore purchased from SelectTech, a Nevada corporation ("SelectTech"), 12% Senior Secured Convertible Debentures (the "Debentures") in the aggregate principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000), pursuant to that certain Debenture Purchase Agreement between the Purchasers, Protective and SelectTech, dated October 15, 1998 (the "Debenture Purchase Agreement"); and

         WHEREAS, each of Security Connecticut and North American hold Debentures with an outstanding principal balance of $950,000, and Protective holds Debentures with an Outstanding principal balance of $600,000, or $2,500,000 in the aggregate; and .

         WHEREAS, pursuant to the terms and conditions of that certain Amended and Restated Agreement and Restated Plan of Reorganization (the "Plan of Reorganization"), by and among SelectQuote Insurance Services, a California corporation ("SQIS"), SelectTech, SelectQuote, and SelectQuote Acquisition Sub, a California corporation and wholly owned subsidiary of SelectQuote ("Sub"), SelectTech has merged with and into SQIS, with SQIS assuming, by operation of law, the obligations of SelectTech with respect to the Debentures and the other documents and agreements delivered in connection therewith (the "Debenture Documents"); and

         WHEREAS, pursuant to the terms and conditions of the Plan of Reorganization, Sub has merged with and into SQIS, with the result being that SQIS is now a wholly owned subsidiary of SelectQuote; and

         WHEREAS, pursuant to the terms and conditions of the Plan of Reorganization, the obligations of SQIS with respect to the Debentures and the Debenture Documents have been assigned to, and assumed by, SelectQuote; and

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         WHEREAS, SelectQuote and Purchasers have agreed to amend and restate the Debenture Purchase Agreement as set forth in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants, agreements, undertakings, representations and warranties contained herein, each of the Purchasers and SelectQuote hereby agree to amend and restate the Debenture Purchase Agreement in its entirety as follows:

                                    ARTICLE 1

                       RULES OF CONSTRUCTION; DEFINITIONS

         SECTION 1.1 RULES OF CONSTRUCTION. For all purposes of this Agreement, except as otherwise expressly provided herein:

         (a) The terms defined in this Article, whenever used in this Agreement (including in the Schedules), shall have the respective meanings indicated below for all purposes of this Agreement. Singular terms shall include the plural, as well as the singular, and vice versa.

         (b) All accounting terms not otherwise defined in this Article have the meaning assigned to them, and all computations herein provided for shall be made, in accordance with generally accepted accounting principles. All references to generally accepted accounting principles refer to such principles as they exist at the date thereof.

         (c) All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to this Agreement, unless otherwise indicated.

         (d) The terms "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular article, section or other subdivision.

         SECTION 1.2 DEFINITIONS . The following terms shall have the following meanings for all purposes of this Agreement:

         AFFILIATE: of a Person means a Person that directly or through one or more intermediaries controls, is controlled by or is under common control with, the first Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, by trustee or executor, or otherwise.

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         APPLICABLE LAW: all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Body, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Body.

         AUTHORIZED REPRESENTATIVE: with respect to SelectQuote, its President, or such other officer of SelectQuote as may be designated in writing to each of the Purchasers by the Board of Directors of SelectQuote.

         COMMON STOCK:  the common stock, $.01 par value, of SelectQuote.

         CONSENT: any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Body.

         CONTRACT: any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

         CONVERSION PRICE:  as defined in SECTION 7.1.

         CONVERTIBLE SECURITIES:  as defined in SECTION 9.1.

         CORPORATE TRANSACTION: (a) sale, transfer or disposition of all or substantially all of SelectQuote's properties or assets; (b) a merger or consolidation in which SelectQuote is not the surviving entity, except for a transaction the principal purpose of which is to change the state of SelectQuote's incorporation; or (c) any reverse merger in which SelectQuote is the surviving entity and in which securities possessing more than fifty percent (50%) of the total combined voting power of SelectQuote's outstanding securities are transferred to a holder or holders different from those who held such securities immediately prior to such merger.

         DEBENTURES:  as defined in the Recitals of this Agreement.

         DEBENTURE BALANCE:  as defined in SECTION 2.1.

         EVENT:  as defined in SECTION 7.5.

         EVENT NOTICE:  as defined in SECTION 7.5.

         EVENT OF DEFAULT or EVENTS OF DEFAULT:  as defined in SECTION 5.1.

         FINANCIAL STATEMENTS:  as defined in SECTION 3.3.
         GAAP: generally accepted accounting principles as in effect in the United States.

         GOVERNMENTAL APPROVAL:  any Consent of, with or to any Governmental
         Body.

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         GOVERNMENTAL BODY: any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any governmental authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

         INITIAL OFFERING:  as defined in SECTION 6.2.

         KEY EMPLOYEES: shall include Steve Gerber, Charan Singh, David Paulsen and Mike Feroah.

         Knowledge or knowledge: an individual will be deemed to have knowledge of a particular fact or other matter if:

         (a) such individual is actually aware of such fact or other matter; or

         (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; PROVIDED, HOWEVER, such reasonably comprehensive investigation shall not require a patent search.

         A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of such Persons (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         LIEN: any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such as may arise under any Contracts.

         MAJORITY-IN-INTEREST OF PURCHASERS: the Purchasers holding a majority-in-interest of the value of the outstanding Debenture Balances.

         MATURITY DATE:  as defined in SECTION 2.1.

         NOTICE OF CONVERSION:  as defined in Section 7.2.

         PERSON: any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Body or other entity.

         PLEDGE AGREEMENT:  as defined in SECTION 2.2.

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         REGISTRABLE SECURITIES:  all shares of Common Stock or shares of
Common Stock issuable upon conversion of convertible securities held by Purchasers from time to time.

         REGISTRATION NOTICE:  as defined in SECTION 7.2.

         REGISTRATION STATEMENT: shall mean any registration statement under the Securities Act which covers Common Stock, including the Prospectus, amendments and supplements to such Registration Statement post-effective amendments, and all exhibits and all material incorporated by reference in such Registration Statement.

         RESTRICTED STOCK:  as defined in SECTION 8.1.

         SALE NOTICE:  as defined in SECTION 9.1.

         SEC:  the Securities and Exchange Commission.

         SECURITIES:  as defined in SECTION 4.3.

         SECURITIES ACT:  the Securities Act of 1933, as amended.

         SELLING STOCKHOLDER:  as defined in SECTION 9.1.

         SUBSIDIARY: with respect to SelectQuote, any corporation or other Person of which securities or other interests are held by SelectQuote or one or more of its Subsidiaries, which securities or other interests (a) provide SelectQuote sufficient power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or (b) otherwise provide SelectQuote sufficient power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred).

         TAKE-ALONG NOTICE:  as defined in SECTION 9.1.

         TAX: any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs, duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment, insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

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                                    ARTICLE 2

                                   DEBENTURES

         SECTION 2.1  INTEREST ON DEBENTURES; CONVERSION; REPAYMENT .

         (a) Interest on the outstanding principal balance of the Debentures and all accrued and unpaid interest thereon shall accrue from the original issue date at a rate of twelve percent (12%) per annum until payment in full of all amounts due under the Debentures.

         (b) From and after the date hereof and continuing so long as any of the Debentures remain outstanding, each Purchaser shall have the right, in its sole discretion, to convert any or all of the outstanding Debentures owned by it into shares of Common Stock in accordance with the provisions of
ARTICLE 7 hereof.

         (c) Subject to each Purchaser's conversion rights set forth in
SECTION 2.1(b) above, the outstanding principal balance of the Debentures, all accrued and unpaid interest thereon and any other fees or charges with respect thereto (collectively, the "Debenture Balance"), shall be repaid to Purchasers in twenty (20) consecutive quarterly installments, payable in arrears on the last day of each December, March, June and September in each year, beginning on December 31, 1998,1 and continuing to and including September 30, 2003 (the "Maturity Date") as follows:

                  (i) payments for the first eight (8) quarterly installments, beginning December 31, 1998 and continuing to and including September 30, 2000, shall be interest only; and

                  (ii) payments for the remaining twelve (12) quarterly installments shall include principal and interest, as follows:

                           (A) principal shall be payable in eleven (11)
                  consecutive quarterly principal installments in an amount equal to the Debenture Balance as of October 1, 2000 divided by twelve (12), plus

                           (B) interest on the outstanding Debenture Balance,
                  beginning December 31, 2000 and continuing to and including the Maturity Date.

         The last installment shall be in the amount of the entire Debenture Balance then remaining unpaid, and shall be due and payable on the Maturity Date.

--------------------
   1   SelectTech has made each quarterly payment due on the outstanding
Debentures held by the Purchasers through September 30, 1999, with the next quarterly payment date being December 31, 1999.

                  (iii) Three (3) business days prior to the date of any payment due pursuant to this Section 2.1, SelectQuote shall transmit a facsimile to each Purchaser setting forth the amount of principal and interest, including the computations related thereto, to be included in such payments.

         SECTION 2.2 SECURITY AGREEMENT. As security for the full and prompt payment when due of each and every liability of SelectQuote to pay amounts owed under the Debentures and the fulfillment of all other obligations of SelectQuote to Purchasers under this Agreement, SelectQuote shall cause SQIS to affirm the Security Agreement between SelectTech and the Purchasers dated October 15, 1998 (the "Security Agreement") and hereby agrees that it shall be collateralized by all of the assets of SQIS, subject to the Purchasers agreement to subordinate their lien and rights to repayment to the liens and obligations of SQIS to LaSalle Bank National Association ("LaSalle") upon such terms and conditions as shall be mutually agreed upon by LaSalle and Purchasers at such time as it extends a loan to SQIS.

         SECTION 2.3 DELIVERIES BY SELECTQUOTE. As a condition precedent to the effectiveness of this Agreement, SelectQuote shall deliver or cause to be delivered to Purchaser the following documents:

                  (a) copies of minutes of the board of directors of SelectQuote authorizing this Agreement and the transactions provided for herein;

                  (b) duly executed replacement certificates in the Form of EXHIBIT B attached hereto, in the name of SelectQuote evidencing the Debentures heretofore issued to Purchasers;

                  (c) certified copy of SelectQuote's Articles of Incorporation;

                  (d) an Officer's Certificate, duly executed by the President of SelectQuote, certifying that (A) SelectQuote has performed all agreements on its part required to be performed under this Agreement, and no breaches or defaults thereunder have occurred; (B) all representations and warranties contained in
                  Article 3 shall (except as affected by the transactions provided for herein) are true on and as of the date hereof; and (C) no Event of Default or Default shall have occurred and be continuing.

                  (e) good standing certificates for SelectQuote from the Secretary of State of Delaware; and

                  (f) such other instruments as may be reasonably required to effect the purposes hereof.

         SECTION 2.4 TRANSFER TAXES. All transfer taxes (if any) arising in connection with the consummation of the transactions referred to in SECTIONS
2.1 THROUGH 2.3 above shall be paid by SelectQuote.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF SELECTQUOTE

         SelectQuote and SQIS hereby represent and warrant to Purchasers as follows:

         SECTION 3.1  ORGANIZATION AND AUTHORITY; CAPITALIZATION.

         (a) SelectQuote is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has all requisite power and authority to own or hold under lease the property it purports to own or hold under lease, to transact the business it currently transacts and as currently proposed to be transacted, to execute and deliver this Agreement, and to perform the provisions hereof and thereof; and SelectQuote has all requisite power and authority to deliver the Debentures in accordance with the provisions of this Agreement. SelectQuote is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it requires such qualification and where the failure to qualify as a foreign corporation would have a material adverse impact on it.

         (b) The authorized, issued and outstanding shares of capital stock of SelectQuote are set forth on SCHEDULE 3.1(b). Except as set forth on
SCHEDULE 3.1(b), no options, warrants or other rights to purchase or otherwise acquire any unissued shares of Common Stock are outstanding on the date of this Agreement or will be outstanding on the date hereof. SCHEDULE 3.1(b) also contains a list of all of the stockholders of SelectQuote, showing the number of shares owned by each such holder.

         SECTION 3.2 SUBSIDIARIES. SCHEDULE 3.2 hereto sets forth a complete list of the Subsidiaries of SelectQuote, together with a list of the stockholders of each Subsidiary and their respective ownership interest therein.

         SECTION 3.3 FINANCIAL STATEMENTS. Attached as SCHEDULE 3.3 are copies of SelectTech's and SQIS's unaudited balance sheets as of June 30, 1999 and the related consolidated statements of income, changes in shareholders' equity and cash flow for the year then ended, and an interim balance sheet as of June 30, 1999 and the related consolidated statements of income, changes in shareholders' equity and cash flow for the three month period beginning July 1, 1999 and ending September 30, 1999, and the balance sheet of SelectQuote as of September 30, 1999, certified by the respective Presidents and Chief Financial Officers of SelectTech, SQIS and SelectQuote (the "Financial Statements"). The Financial Statements fairly present the respective financial positions of SelectTech, SQIS and SelectQuote as of September 30, 1999 and the results of their operations for the periods covered by said statements of income, changes in shareholders' equity and changes in cash flow, and have been prepared in accordance with GAAP consistently applied throughout the periods involved. There are no material liabilities, contingent or otherwise, of SelectTech, SQIS or SelectQuote as of September 30, 1999 not reflected in said balance sheets as of said date. Since September 30, 1999, there have been no changes in the assets, liabilities or financial positions of SelectTech, SQIS or SelectQuote from that set forth in said balance sheets as of said date, other than changes in the ordinary course of business which have not, either individually or in the aggregate, been materially adverse.

         SECTION 3.4 COMPLIANCE WITH OTHER INSTRUMENTS. The consummation of the transactions provided for in this Agreement and the performance of the terms and provisions of this Agreement will not result in any breach of, or constitute a default under, or result in the creation of any lien in respect of any property of SelectQuote or any Subsidiary under any indenture, mortgage, deed of trust, bank loan or credit agreement or other financing agreement, corporate charter, by-laws or other agreement or instrument to which SelectQuote or its Subsidiaries are a party or by which SelectQuote or its Subsidiaries or any of their properties may be bound or affected.

         SECTION 3.5 GOVERNMENTAL AUTHORIZATIONS, ETC. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Body is required for the validity of the execution and delivery or for the performance by SelectQuote or its Subsidiaries of any of the transactions provided for in this Agreement, except as may be required by state blue sky laws.

         SECTION 3.6 LITIGATION; OBSERVANCE OF STATUTES, REGULATIONS AND ORDERS. There are no actions, suits or proceedings pending or, to the Knowledge of SelectQuote or its Subsidiaries, threatened against or affecting SelectQuote or its Subsidiaries or any of their properties in any court or before any arbitrator of any kind or before or by any Governmental Body. Neither SelectQuote nor its Subsidiaries are in default under any order, writ, injunction, decree or judgment of any court, arbitrator or Governmental Body. To SelectQuote's Knowledge, neither SelectQuote nor its Subsidiaries are in violation of any Applicable Law.

         SECTION 3.7 NO MISLEADING INFORMATION. To the Knowledge of SelectQuote, neither this Agreement nor any other document, certificate or written statement furnished to Purchasers by or on behalf of SelectQuote in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading; and there is no fact known to SelectQuote that SelectQuote has not disclosed to Purchasers that materially adversely affects or, so far as SelectQuote can reasonably foresee, will materially adversely affect the properties, or financial or other condition of SelectQuote or the ability of SelectQuote to perform its obligations hereunder and under the other documents delivered in connection herewith. This representation does not apply to any draft registration statements provided to the Purchasers at their request; all of the contents of which are disclaimed by SelectQuote for purposes of this Agreement.

                               ARTICLE 4COVENANTS

         Unless otherwise approved in writing by a Majority-in-Interest of the Purchasers, SelectQuote and SQIS covenant and agree that so long as any Debentures shall be outstanding:

         SECTION 4.1 PAYMENT OF PRINCIPAL AND INTEREST. SelectQuote will duly and punctually pay the principal and interest on the Debentures in accordance with the terms thereof and in this Agreement.

         SECTION 4.2 BOOKS AND RECORDS. SelectQuote and its Subsidiaries will keep proper books of record and account and set aside appropriate reserves, all in accordance with GAAP.

         SECTION 4.3 PAYMENT OF TAXES; CORPORATE EXISTENCE; MAINTENANCE OF PROPERTIES; COMPLIANCE WITH LAWS. SelectQuote and each of its Subsidiaries shall:

         (a) pay and discharge or cause to be paid and discharged all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its property when due, as well as all lawful claims for labor, materials and supplies which, if unpaid, might by Applicable Law become a Lien upon its property; PROVIDED, HOWEVER, that SelectQuote and its Subsidiaries shall not be required to pay any such Tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings, and if a reserve or other appropriate provision (if any), as shall be required by GAAP, shall have been made and reflected on the appropriate SelectQuote financial statements;

         (b) do or cause to be done all things necessary to preserve and keep in full force and effect its existence, licenses, appointments, rights and franchises; and

         (c) maintain and keep, or cause to be maintained and kept, its properties and those of its Subsidiaries in good repair, working order and condition, and from time to time make or cause to be made all needful and proper repairs, renewals, replacements and improvements so that the business carried on in connection therewith may be conducted effectively in all material respect, at all times.

         SECTION 4.4 FINANCIAL STATEMENTS AND INFORMATIONSECTION. SelectQuote will furnish to each Purchaser:

         (a) as soon as available and in any event within 60 days after the end of each calendar quarter, copies of a consolidated balance sheet of SelectQuote as of the end of such quarter and of the related consolidated statements of income, stockholders' equity and changes in cash flow of SelectQuote for the portion of the fiscal year ended with the last day of such quarter, all in reasonable detail and stating in comparative form the respective consolidated figures for the corresponding date and period in the previous fiscal year and all certified by the President and

Chief Financial Officer of SelectQuote to present fairly the information contained therein, subject to year-end and audit adjustments; and

         (b) as soon as available and in any event within 60 days after the end of each fiscal year for SelectQuote, unaudited copies of a consolidated balance sheet of SelectQuote as of the end of such fiscal year and of the related consolidated statements of income and stockholders' equity and statement of changes in cash flow of SelectQuote for such fiscal year, all in reasonable detail and stating in comparative form the respective consolidated figures as of the end of and for the previous fiscal year; and

         (c) as soon as available and in any event within 90 days after the end of each fiscal year for SelectQuote, audited copies of a consolidated balance sheet of SelectQuote as of the end of such fiscal year and of the related consolidated statements of income and stockholders' equity and statement of changes in cash flow of SelectQuote for such fiscal year, all in reasonable detail and stating in comparative form the respective consolidated figures as of the end of and for the previous fiscal year and all accompanied by a report thereon of independent public accountants of recognized standing reasonably acceptable to Purchasers; and

         (d) with the financial statements submitted under Sections 5.4(a), 5.4(b) and 5.4(c), a certificate signed by the party certifying said statement to the effect that no Event of Default, nor any event that, upon notice or lapse of time or both, would constitute an Event of Default, exists or, if any such Event of Default or event exists, specifying the nature and extent thereof; and

         (e) promptly upon receipt thereof, copies of all other reports, management letters and other documents submitted to it by independent accountants in connection with any annual or interim audit of its books made by such accountants; subject to Purchasers agreement to hold such information in confidence and to execute confidentiality agreements as may be reasonably requested; and

         (f) as soon as practical, from time to time, such other information regarding its operations, business affairs and financial condition as any Purchaser may reasonably request; subject to Purchasers agreement to hold such information in confidence and to execute confidentiality agreements as may be reasonably requested.

         SECTION 4.5 INSPECTION OF PROPERTIES AND BOOKS. Until the later of
(i) such time as SelectQuote has discharged all obligations to Purchasers pursuant to this Agreement, including without limitation the payment in full of all outstanding Debentures, or (ii) such time as SelectQuote shall successfully consummate an Initial Offering of its Common Stock, each Purchaser shall have the right to visit and inspect any of the properties of SelectQuote, upon reasonable notice and during regular business hours and so long as such visits or inspections do not unduly interfere with SelectQuote's business operations, to examine the books of account and records of SelectQuote, to make copies and extracts therefrom, to discuss the affairs, finances and accounts of SelectQuote with, and to be advised as to the same by, its and their officers, and its and their independent public accountants (whose fees and expenses arising directly from such advice shall be paid by such Purchaser, except in such cases where such Purchaser's inspection discloses a variance from SelectQuote's reported results of ten percent (10%) or greater, in which case all fees and expenses shall be paid by SelectQuote), all at such reasonable intervals as each Purchaser may desire, subject to Purchasers agreements to hold such information in confidence and to execute confidentiality agreements as may be reasonably requested.

         SECTION 4.6 INSURANCE. SelectQuote and its Subsidiaries will insure and keep insured, with financially sound and reputable insurers, their respective properties, and such insurance shall be in such amounts (and with such deductibles), as companies engaged in a similar business in accordance with good business practice customarily insure properties of a similar character against loss by fire and from other causes. In addition, SelectQuote and its Subsidiaries will maintain with financially sound and reputable insurers public liability insurance against claims for personal injury, death or property damage suffered by others upon or in or about any premises occupied by it or occurring as a result of its ownership, maintenance or operation of any automobiles, trucks or other vehicles, aircraft or other facilities or as a result of the use of products manufactured, constructed or sold by it or services rendered by it, in such amounts (and with such deductibles) as such insurance is usually carried by companies engaged in a similar business and as is in accordance with good business practice. During the term of this Agreement, SelectQuote covenants and agrees to maintain not less than One Million Dollars ($1,000,000) in key man life insurance on the lives of each of the Key Employees, the sole beneficiary of which policies shall be SelectQuote.

         SECTION 4.7 TRANSACTIONS WITH AFFILIATES. Neither SelectQuote nor any of its Subsidiaries will engage in any transaction with an Affiliate on terms more favorable to the Affiliate than would have been obtainable in an arms' length dealing.

         SECTION 4.8 NOTICE OF DEFAULT. Immediately upon SelectQuote or any of its Subsidiaries obtaining Knowledge of any Event of Default under this Agreement, it shall notify Purchasers of such Event of Default.

         SECTION 4.9 ISSUANCE OF STOCK; RESERVES. Except as provided in
Schedule 4.9 and the issuance of Common Stock at a price of not less than $4.00 per share, until July 1, 2000, SelectQuote shall not authorize or issue shares of any class of stock or any securities convertible into any class of stock without the prior written consent of each of the Purchasers, in its sole discretion. SelectQuote shall reserve for issuance an amount of shares of Common Stock sufficient to satisfy the number of shares due to Purchasers upon conversion of the Debentures.

         SECTION 4.10 OTHER INDEBTEDNESS. Neither SelectQuote nor SQIS shall create, assume, or permit to exist any indebtedness, except:

         (a) The Debentures;

         (b) the indebtedness described on SCHEDULE 4.10 hereto; and

         (c) subordinated indebtedness to any commercial bank(s), provided that such subordinated indebtedness shall not exceed an aggregate of One Million Dollars ($1,000,000) at any one time outstanding on terms acceptable to Purchasers and, provided further, that SelectQuote and SQIS and any such lender shall have executed a Subordination Agreement in the form attached hereto as EXHIBIT C;

         (d) trade indebtedness incurred in the ordinary course of business;
and

         (e) equipment lease financing.

         SECTION 4.11 CONTINUATION OF CURRENT BUSINESS, OFFICES, NAME, ETC.. Neither SelectQuote nor its Subsidiaries shall (a) engage in any business other than the business now being conducted by it and other businesses directly related thereto; (b) remove its principal place of business or business records from the State of California, unless the removal is pursuant to a merger, consolidation or transfer of assets approved by the Purchasers;
(c) change its name or conduct its business in any name other than its current name; or (d) enter into (1) any agreement whereby the management, supervision or control of its business is delegated to or placed in any person other than its current governing body and officers or (2) any contract or agreement whereby any of its principal functions are delegated to or placed in any agent or independent contractor.

         SECTION 4.12 SALE OF ASSETS, CONSOLIDATION, MERGER. SelectQuote shall not (a) sell, lease, transfer or otherwise dispose of all or a substantial part of its properties or assets to any Person; (b) permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of greater than 50% of the fair value of their properties or assets to any Person; or
(c) consolidate with, merge into or participate in a statutory share exchange with any other Person, or permit another Person to merge into it, acquire all or substantially all the properties or assets of any other Person, or acquire all or substantially all the properties or assets relating to a line of business or a division of any other Person.

         SECTION 4.13 LITIGATION NOTICE. SelectQuote shall immediately notify Purchasers of any action, suit or proceeding at law or in equity or by or before any Governmental Body that, if adversely determined, might reasonably be expected to impair its ability to perform any of its obligations under this Agreement or any agreement delivered in connection herewith to Purchasers, might reasonably be expected to impair its right to carry on its business substantially as now conducted, or might reasonably be expected to materially and adversely affect its business, operations, properties or condition, financial or otherwise.

         SECTION 4.14 LIENSSECTION. Neither SelectQuote nor its Subsidiaries shall incur, create, assume or permit to exist any Lien on any of its properties, now or hereafter owned, other than:

         (a) Liens securing the payment of obligations to LaSalle and to Purchasers pursuant to this Agreement;

         (b) deposits under workmen's compensation, unemployment insurance and Social Security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

         (c) Liens imposed by law, such as carriers', warehousemen's or mechanics' liens, incurred in good faith in the ordinary course of business and that are not delinquent or that are actively being contested in good faith by SelectQuote, and any Lien arising out of a judgment or award not exceeding $10,000 with respect to which an appeal is being prosecuted, a stay of execution pending such appeal having been secured; and

         (d) Liens for taxes, assessments or other governmental charges or levies that are not delinquent or that are being contested in good faith by SelectQuote.

         (e) purchase money Liens on equipment (arising substantially contemporaneously with the purchase of such equipment) acquired in the ordinary course of business to secure the purchase the acquisition of such equipment or to secure indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or any Lien existing on the equipment at the time of its acquisition, provided that (A) the indebtedness secured by such Lien does not exceed the purchase price or fair market value, whichever is less, or the equipment so acquired at the time of its acquisition, (B) the equipment is used for useful in the ordinary course of business of the acquiring person, and (C) the Lien dose not cover and property other than the equipment so acquired; PROVIDED, HOWEVER, the aggregate principal amount secured by Liens described in this Section 4.14(e) shall not exceed Five Hundred Thousand Dollars ($500,000).

         SECTION 4.15 GUARANTIES. Neither SelectQuote nor its Subsidiaries shall guarantee, endorse, become surety for or otherwise in any way become or be responsible for the indebtedness, liabilities or obligations of any other Person, whether by agreement to purchase the indebtedness or obligations of any other Person, or agreement for the furnishing of funds to any other Person (directly or indirectly, through the purchase of goods, supplies or services or by way of stock purchase, capital contribution, working capital maintenance agreement, advance or loan) or for the purpose of paying or discharging the indebtedness or obligations of any other Person, or otherwise, except for the endorsement of negotiable instruments in the ordinary course of business for collection.

         SECTION 4.16 INVESTMENTS. Except for wholly-owned subsidiaries of SelectQuote, neither SelectQuote nor its Subsidiaries shall purchase or hold beneficially any stock, other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person; provided, however, that they may invest in (1) direct obligations of, or obligations unconditionally guaranteed by, the United States of America or any agency thereof maturing in less than one year from the date of purchase; (2) commercial paper issued by any Person organized and doing business under the laws of the United States of America or any state thereof rated in the highest category by

Moody's Investors Services, Inc. or by Standard & Poor's Corporation and maturing in less than one year from the date of purchase; and (3) certificates of deposit maturing within one year of the date of acquisition thereof issued by any commercial bank, organized and doing business under the laws of the United States of America or any state thereof whose deposits are insured by the Federal Deposit Insurance Corporation, if the face amount of said certificate of deposit, when added to all other deposits of SelectQuote or such Subsidiary at such commercial bank, does not exceed the then-applicable limitation on the amount of federally insured deposits; and further provided that it may hold the stock of any subsidiaries to which the Purchasers have consented in writing.

         SECTION 4.17 FURTHER ASSURANCES. SelectQuote and its Subsidiaries shall at its expense, at any time and from time to time, promptly execute and deliver all further instruments and documents and take all further action that may be necessary or in accordance with good practice or that Purchasers may reasonably request in connection with this Agreement or the other transactions provided for herein.

                                    ARTICLE 5

                           EVENTS OF DEFAULT; REMEDIES

         SECTION 5.1 EVENTS OF DEFAULT DEFINED; ACCELERATION OF MATURITY. If any of the following events (individually an "Event of Default" and collectively "Events of Default") shall have occurred and be continuing:

         (a) any two (2) Key Employees cease to be actively involved in the day-to-day management of SelectQuote in accordance with their current level of participation therein PROVIDED, HOWEVER, the happening of the events described in this subsection (a) after the closing of an Initial Offering shall not constitute an Event of Default; or

         (b) any default or event of default shall occur under any document or agreement delivered in connection with the transactions provided for in this Agreement (after giving effect to any applicable notice, grace or cure period specified therein); or

         (c) any representation or warranty made in this Agreement shall prove to be false or misleading in any material respect as of the time made; or

         (d) any closing certificate or financial statement furnished in connection with this Agreement shall prove to be false or misleading in any material respect as of the time furnished; or

         (e) immediately upon a breach of Section 4.12 by SelectQuote or any of its Subsidiaries; or

         (f) default shall be made in the due observance or performance of any material covenant, condition or agreement on the part of SelectQuote or its Subsidiaries to be observed or performed pursuant to the terms of this Agreement (other than any covenant, condition or agreement, default in the observance or performance of which is elsewhere in this SECTION 5.1 specifically dealt with) or the Security Agreement and such default shall continue unremedied for a period of thirty (30) days; or

         (g) any default or event of default (including, but not limited to, the failure to make any payment of principal or interest thereunder when due) shall occur under the Debentures (after giving effect to any applicable notice, grace or cure period specified therein); or

         (h) any event shall occur or any condition shall exist in respect of any debt or obligation of SelectQuote or its Subsidiaries (other than under the Debentures), or under any agreement securing or relating to any of such debts or obligations, the effect of which is to cause the acceleration of the maturity of such debt or obligation, or any such debt shall not have been paid at the final maturity date thereof (as renewed or extended if it shall have been renewed or extended) and any applicable grace period shall have expired; or

         (i) either SelectQuote or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) be generally unable to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) fail to controvert in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under such Bankruptcy Code,
(vii) take any action under the laws of its jurisdiction of incorporation analogous to any of the foregoing, or (viii) take any corporate action for the purpose of effecting any of the foregoing; or

         (j) with respect to SelectQuote or any of its Subsidiaries, a proceeding or case shall be commenced, without the application or consent of SelectQuote or such Subsidiaries in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days; or an order for relief shall be entered in an involuntary case under such Bankruptcy Code, against SelectQuote or any of its Subsidiaries; or action under the laws of the jurisdiction of incorporation of SelectQuote or any of its Subsidiaries analogous to any of the foregoing shall be taken with respect to SelectQuote or any of its Subsidiaries and shall continue unstayed and in effect for any period of sixty (60) consecutive days; or

         (k) final judgment for the payment of money shall be rendered by a court of competent jurisdiction against SelectQuote or any of its Subsidiaries and SelectQuote or such Subsidiary shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within thirty (30) days from the date of entry thereof and within said period of thirty (30) days, or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal, and such judgment together with all other such judgments shall exceed in the aggregate an amount equal to or greater than five percent (5%) of SelectQuote's consolidated revenues for its previous fiscal year-end, or in any case where such judgment together with all other such judgments may materially adversely affect the business, prospects, financial condition or results of operations of SelectQuote;

         (l) if, at any time, SelectQuote or any of its Subsidiaries shall fail to own sufficient title and ownership of all intellectual property assets whereby such failure would be reasonably likely to have a material adverse effect on the business or operations of SelectQuote or such Subsidiary.

         (m) If the Bylaws or Articles of Incorporation of SelectQuote be altered or amended in any manner which results in restrictions on transferability of the securities owned by the Purchasers which are more restrictive than those existing as of the date hereof.

         (n) If the funding of the equity investment by High Ridge Capital Partners II, L.P. in SelectQuote (as described in that certain Consent to Merger dated December 16, 1999 by and between the Purchasers, SelectTech, SQIS and SelectQuote) shall not have occurred within five (5) business days subsequent to the merger of SelectTech with and into SQIS.

         (o) If all of the Debentures held by Protective have not been prepaid in full, including any and all interest and other charges accrued through the date of prepayment within five (5) business days subsequent to the merger of SelectTech with and into SQIS.

         Upon the occurrence of any Event of Default described in subsections
(a), (b), (h) or (i) above, the unpaid principal amount of the Debentures together with any accrued and unpaid interest thereon, shall, at the election of the Purchaser, become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by SelectQuote; or upon the occurrence of any other Event of Default, Purchasers may, by written notice to SelectQuote, declare the unpaid principal amount of the Debentures to be, and the same shall forthwith become, due and payable, together with any interest accrued on the Debentures.

         SECTION 5.2 SUITS FOR ENFORCEMENT. In addition to the remedies set forth above, if any Event of Default shall have occurred and be continuing, the holder of any Debentures may proceed to protect and enforce its rights, pursuant to Section 13.8, whether for the specific performance of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement, or the holder of any Debentures may proceed to enforce the payment of all sums due upon such Debentures or to enforce any other legal or equitable right of the holder of such Debentures. If SelectQuote shall default in the making of any payment due under any Debentures or in the performance or observance of any agreement contained in this Agreement, SelectQuote will pay to the holder thereof such further amounts, to the extent lawful, as shall be sufficient to pay the costs and expenses of collection or of otherwise enforcing such holder's rights, including reasonable counsel fees.

         SECTION 5.3 REMEDIES CUMULATIVE. No remedy herein conferred upon the holder of any Debenture is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

         SECTION 5.4 REMEDIES NOT WAIVED. No course of dealing between SelectQuote and the holder of any Debenture and no delay or failure in exercising any rights hereunder or under any Debenture in respect thereof shall operate as a waiver of any Purchaser's rights or the rights of any holder of such Debentures.

                                    ARTICLE 6
                                   PREPAYMENT

         SECTION 6.1 PREPAYMENT. SelectQuote shall have no right to prepay any or all of the Debentures prior to July 1, 2000. Subject to each Purchaser's right of conversion as set forth in ARTICLE 7, at any time on or after July 1, 2000, SelectQuote shall have the right to prepay any or all of the Debentures, in principal amounts of not less than Five Hundred Thousand Dollars ($500,000), by giving notice of its intent to prepay specifying the date fixed for such prepayment, not less than thirty (30) days prior to the date of such intended prepayment; PROVIDED, HOWEVER, if at the time such prepayment notice is given, the Debentures are held by more than one Person and the intended prepayment is for less than all of the Debentures, such prepayment shall be made to all Debenture holders on a pro rata basis based on the total principal amount of Debentures held at the time by such holder.

         SECTION 6.2 INITIAL PUBLIC OFFERING. Upon the closing of an initial offering of its shares of Common Stock to the public pursuant to an underwritten offering registered with the SEC on Form S-1 or on a similar form (an "Initial Offering"), any holder that has not elected to convert the Debentures held by such holder pursuant to the provisions of SECTION 7.2 hereof prior to the completion of such Initial Offering, may be prepaid in full by SelectQuote, at its option, on the date of the closing of such offering. SelectQuote shall give the Debenture holders not less than fifteen
(15) days notice prior to the date of the closing of the offering.

         SECTION 6.3 SURRENDER OF SECURITIES; NOTATION THEREON. SelectQuote may, as a condition of payment of the Debentures, require the holder to present such Debenture for notation of such payment and, if such Debenture be paid in full, require the surrender thereof.

                                    ARTICLE 7
                                   CONVERSION

         The Debentures shall be convertible into shares of Common Stock as hereinafter set forth:

         SECTION 7.1 RIGHT OF CONVERSION; CONVERSION PRICE. The holder of any Debenture shall have the right, in its sole discretion, at any time, and from time to time, and prior to the Maturity Date, to convert any or all of the principal balance of such Debenture then outstanding in increments of $100,000 (unless the principal balance then outstanding is less than $100,000, in which case a Purchaser must convert the remaining principal balance) into such number of shares of Common Stock as is obtained by dividing (a) the principal balance to be converted, by (b) $1.67/.641597 (the "Conversion Price"). The holder of any Debenture shall exercise its right of conversion hereunder by delivering to SelectQuote the Notice of Conversion attached to the Debenture certificate before the earlier of (i) the date of prepayment or (ii) the Maturity Date. If SelectQuote subdivides or combines a larger or smaller number of shares of its outstanding shares of Common Stock, then the Conversion Price shall be proportionally decreased in the case of a subdivision and increased in the case of a combination, effective in either case at the close of business on the date that the subdivision or combination becomes effective.

         SECTION 7.2 INITIAL OFFERING; RIGHT OF CONVERSION. Notwithstanding anything contained in this Agreement to the contrary, if SelectQuote selects underwriters to prepare an Initial Offering, SelectQuote shall promptly, but in any case, not more than thirty (30) days after such selection, notify the holders of all Debentures of such proposed offering, which notice shall set forth the terms of such agreement and, to the extent then known, the terms of the Initial Offering (the "Registration Notice"), and such holders shall have the right, exercisable in their sole discretion, to convert any or all of the Debenture Balance into Common Stock as set forth in SECTION 7.1 above. The holder of any Debenture shall exercise its right of conversion hereunder by delivering to SelectQuote the Notice of Conversion attached to the Debenture certificate (the "Notice of Conversion") not later than 5:00 P.M. Central Standard Time, on the second business day immediately preceding the closing of the offering.

         SECTION 7.3 ISSUANCE OF SHARES OF COMMON STOCK ON CONVERSION. As promptly as practicable after the surrender of any Debenture for conversion, SelectQuote shall deliver or cause to be delivered to the Debenture holder certificates representing the number of fully paid and nonassessable shares of Common Stock into which such Debenture may be converted in whole or in part and a new Debenture for any unconverted portion of the surrendered Debenture. Such Conversion shall be deemed to have been made at the close of business on the date that such Debenture is surrendered for conversion.

         SECTION 7.4 FRACTIONAL SHARES. No fractional shares shall be issued upon the conversion of any Debenture. If the conversion of any Debenture results in a fraction, an amount equal to such fraction multiplied by the fair value of a share of Common Stock as determined by the Board in good faith on the day of conversion shall be paid in cash by SelectQuote to such holder.

         SECTION 7.5 RECLASSIFICATION OR CHANGE OF COMMON STOCK OR SELECTQUOTE'S CONSOLIDATION, MERGER OR SALE OF PROPERTY AS AN ENTIRETY. In the case of any proposed reclassification or change of outstanding shares of Common Stock, or any proposed consolidation of SelectQuote with or into another corporation (other than a merger with a Subsidiary in which merger SelectQuote is the continuing corporation and which does not result in any reclassification of or change in the number of outstanding shares of Common Stock) or any proposed sale or conveyance to another corporation of the assets of SelectQuote as an entirety or substantially as an entirety or any similar event (collectively, an "Event"), SelectQuote shall promptly, but in any case, not less than forty-five (45) days prior to the effective date of such Event, notify the holders of all Debentures of such proposed Event (the "Event Notice") and such holders shall have the right, exercisable in their sole discretion, to convert any or all of the Debentures into Common Stock in accordance with the ratio set forth in SECTION 7.1 above. The holder of any Debenture shall exercise its right of conversion hereunder by delivering to SelectQuote the Notice of Conversion attached to the Debenture certificate not later than 5:00 P.M. Central Standard Time, within thirty (30) days after the Debenture holder's receipt of the Event Notice. In the event that the holder of any Debenture does not elect to convert such Debenture in accordance with this
SECTION 7.5, such holder shall have the right, exercisable in its sole discretion, to require SelectQuote to prepay in full all such Debentures immediately upon the consummation of such proposed Event.

         SECTION 7.6 RESERVATION OF SHARES OF COMMON STOCK FOR ISSUANCE ON CONVERSION. SelectQuote covenants that it will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuing upon conversion of the Debentures as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding Debentures. SelectQuote covenants that all shares of Common Stock which shall be so issuable shall, when issued, be duly and validly issued and fully paid and nonassessable.

         SECTION 7.7 TAXES ON CONVERSION. The issuance of certificates for shares of Common Stock upon the conversion of Debentures shall be made without charge to the converting holders of such Debentures for any tax in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of, or in such names as may be directed by, the holders of the Debentures converted; PROVIDED, HOWEVER, SelectQuote shall not be liable for any income tax liabilities of any Purchaser arising from the conversion of the Debentures or the issuance of shares of stock in connection therewith.

                                    ARTICLE 8

                  COMPLIANCE WITH SECURITIES ACT; REGISTRATION

         None of the Debentures or the shares of Common Stock issuable upon conversion of the Debentures are transferable except upon the conditions specified in the following Sections.

         SECTION 8.1 RESTRICTIVE LEGEND. Each Debenture and each certificate for Common Stock issued on conversion shall (unless otherwise permitted by the provisions of this Article 8 be stamped or otherwise imprinted with a legend in substantially the following form (any such shares of Common Stock represented by a certificate so legended are referred to as "Restricted Stock"):

         THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THAT CERTAIN AMENDED AND RESTATED DEBENTURE PURCHASE AGREEMENT DATED AS OF [ ], PROVIDING FOR THE ISSUE AND SALE OF THE 12% SENIOR SECURED CONVERTIBLE DEBENTURES OF SELECTQUOTE (THE "COMPANY"), AND NO TRANSFER OF SUCH SECURITIES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATOR AND, THEREFORE, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN OPINION OF COUNSEL THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 IS AVAILABLE.

         In addition, each such Debenture or certificate for Common Stock issued on conversion shall contain such legends as may be required by SelectQuote's Bylaws.

         SECTION 8.2 OPINION OF COUNSEL. No holder of any Debentures or Restricted Stock shall transfer such Debentures or Restricted Stock, unless
(a) such Debentures or Restricted Stock have been registered with the SEC under the Securities Act for the purpose of such transfer or (b) such holder shall have caused to have been delivered to SelectQuote, prior to such transfer, an opinion of counsel satisfactory to SelectQuote to the effect that such transfer may be effected without registration. Upon delivery to SelectQuote of such opinion, the Debentures or Restricted Stock may be transferred in the manner contemplated by such opinion.

         SECTION 8.3 ACKNOWLEDGMENT OF REGISTRATION RIGHTS. Purchasers and Protective are parties to that certain Registration Rights Agreement, dated October 15, 1998. SelectQuote, Purchasers and Protective hereby acknowledge and affirm the terms, conditions and agreements set forth in the Registration Rights Agreement and agree that the Registration Rights Agreement shall be binding upon them in full upon its assumption by SelectQuote pursuant to the Plan of Reorganization. SelectQuote, Purchasers and Protective further acknowledge and agree that any and all references to "Company" (as that term is defined in the Registration Rights Agreement) shall mean SelectQuote and its successors and assigns.

                                    ARTICLE 9

                               TAKE-ALONG RIGHTS

         SECTION 9.1 TAKE-ALONG RIGHTS. If any of Steve Gerber, Charan Singh, Dave Paulsen or Mike Feroah (a "Selling Stockholder") proposes any sale (a "Sale") of Common Stock (or any securities, including without limitation option, warrants or other similar rights, convertible into or exercisable or exchangeable for Common Stock (collectively, the "Convertible Securities")) owned by him, then each Purchaser and Protective shall have the right (but not the obligation) to participate as a seller in such transaction such that Purchasers and Protective shall be entitled to sell the number of shares of Common Stock as calculated in subsection (c) below.

         (a) the Selling Stockholder shall give Purchasers and Protective written notice of the proposed Sale of Common Stock not less than thirty (30) Business Days before such sale is to take place. The notice ("Sale Notice") shall set forth:

                  (i) the name and address of the proposed purchaser,

                  (ii) the number of shares of Common Stock proposed to be transferred and the number of shares issuable upon conversion, exercise or exchange of any other Convertible Securities to be transferred by the Selling Stockholder(s),

                  (iii) the proposed amount and form of consideration and terms and conditions of payment offered by such proposed purchaser, and

                  (iv) the signed agreement of the proposed purchaser acknowledging that he or it has been informed of the terms and conditions of this Article 9 and (A) has agreed to purchase Common Stock in accordance with the terms hereof and (B) has agreed to be bound by the terms contained in this Article 9 of this Agreement as if he or it were an original signatory hereto.

         (b) The take-along rights provided in this Agreement may be exercised by any Purchaser and/or Protective by delivery of a written notice (the "Take-Along Notice") to the Selling Stockholder(s) within ten (10) business days after receipt of the Sale Notice. The Take-Along Notice shall state the amount of Common Stock which said Purchaser or Protective wishes to include in such sale to the proposed purchaser.

         (c) The proposed purchaser shall purchase from Purchasers and/or Protective the number of shares of Common Stock which shall be equal to the lesser of (i) the number of shares designated by Purchasers and/or Protective pursuant to SECTION 9.1(b) above or (ii) the number of shares of Common Stock derived by multiplying (A) the number of shares of Common Stock plus the number of shares issuable upon conversion, exercise or exchange of any other Convertible Securities to be purchased by the proposed purchaser by (B) a fraction, the numerator of which is the number of shares of Common Stock owned by Purchasers and Protective, and the denominator of which is the total number of all outstanding shares of Common Stock (assuming for purposes hereof full exercise or conversion of all Convertible Securities) owned by Purchasers, Protective and the Selling Stockholder.

         (d) Any shares purchased from Purchasers and/or Protective pursuant to this Article 9 shall be purchased at the same price per share and otherwise on the same terms and conditions as the proposed Sale (it being understood and agreed that such terms and conditions do not include the making of any representations and warranties, indemnities or other similar Agreements other than representations, warranties and indemnities as to the ownership of such shares and the due authority to sell such shares).

         SECTION 9.2 EXCEPTIONS. The restrictions set forth in Section 9.1 shall not apply in the following cases:

         (a) Each Selling Stockholder may transfer any shares to SelectQuote pursuant to the exercise of any right of first refusal to such shares held by SelectQuote or in connection with the repurchase by SelectQuote of any such shares at the original purchase price paid therefor.

         (b) Each Selling Stockholder may transfer any shares to a Permitted Transferee provided that such Permitted Transferee agrees to be bound by this Agreement.

         SECTION 9.3 PERMITTED TRANSFEREE. For purposes of this Section 9, Permitted Transferee shall mean a Selling Stockholder's spouse, siblings, ancestors and descendants (whether natural or adopted), any spouses of such siblings, ancestors or descendants, or any trust for the benefit of the Selling Stockholder or any of the foregoing, provided that such Permitted Transferee agrees to be bound by the terms of this Agreement.

         SECTION 9.4 TERMINATION OF TAKE-ALONG RIGHTS. The provisions of this
Article 9 shall terminate upon the closing of an Initial Offering.

                                   ARTICLE 10

                            LOST, ETC., INSTRUMENTS

         Upon receipt by SelectQuote of an affidavit of an authorized officer of any Purchaser that any Debenture has been lost, stolen, destroyed or mutilated and the written agreement of such Purchaser to indemnify SelectQuote in the event of any loss caused by a lost or stolen instrument, and upon reimbursement to SelectQuote of all reasonable expenses incidental thereto and upon surrender and cancellation of such Debenture, if mutilated, SelectQuote will deliver in lieu of such Debenture a new Debenture in a like unpaid principal amount, dated as of the date to which interest has been paid thereon.

                                   ARTICLE 11

                              AMENDMENT AND WAIVER

         Any term, covenant, agreement or condition of this Agreement or of the Debentures may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by one or more substantially concurrent written instruments executed by each of the parties hereto.

                                   ARTICLE 12

                               TAXES AND EXPENSES

         SelectQuote will pay all taxes, other than income taxes, (including interest and penalties) which may be payable in respect of the execution and delivery of this Agreement or of the execution and delivery of any of the Debentures or of any amendment of, or waiver or consent under or with respect to, this Agreement or of any of the Debentures.

                                   ARTICLE 13

                                 MISCELLANEOUS

         SECTION 13.1 RELIANCE ON AND SURVIVAL OF REPRESENTATIVES. All agreements, representations and warranties of SelectQuote herein and in any certificates or other instruments delivered pursuant to this Agreement shall
(a) be deemed to be material and to have been relied upon by Purchasers, notwithstanding any investigation heretofore or hereafter made by Purchasers or on their behalf, and (b) survive the execution and delivery of this Agreement and the delivery of the Debentures to Purchaser, and shall continue in effect so long as any Debenture is outstanding.

         SECTION 13.2  EXPENSES.

         (a) SelectQuote hereby agrees to pay the costs and expenses for the preparation of this Agreement and in connection with the transactions provided for herein; and

         (b) SelectQuote and Purchasers respectively agree to pay the costs and expenses (including reasonable attorney's fees) incurred by the other party or parties in successfully (i) enforcing any of the terms of this Agreement or (ii) proving that the other party breached any of the terms of this Agreement.

         SECTION 13.3 SUCCESSOR AND ASSIGNS. All covenants and agreements in this Agreement by or on behalf of the respective parties hereto shall bind and inure to the benefit of their respective successors and assigns.

         SECTION 13.4 PARTIES IN INTEREST. This Agreement is made solely for the benefit of SelectQuote and Purchasers, and where applicable, Protective, and no other person, partnership, trust association or corporation shall acquire or have any right under or by virtue of this Agreement.

         SECTION 13.5 PRESS RELEASES. SelectQuote and each of the Purchasers shall obtain the prior consent of the other Parties as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction provided for herein; provided, however, that nothing in this Section 13.5 shall be deemed to prohibit any party from making any disclosure which it deems necessary or advisable, with the advice of counsel, in order to satisfy such party's disclosure obligations imposed by law.

         SECTION 13.6 ENTIRE AGREEMENT. This Agreement, including Exhibits and Schedules attached hereto, constitutes the entire agreement among the parties with respect to the Debentures and supersedes all prior agreements and understandings of the parties in connection therewith. No covenant or condition not expressed in this Agreement shall affect or be effective to interpret, change or restrict this Agreement. The provisions of this Agreement may not be changed, modified or amended except in writing duly executed by each party hereto. In the event of any conflict between the terms of this Agreement and the Security Agreement the provisions of this Agreement shall control.

         SECTION 13.7 NOTICES. All notices, opinions and other communications provided for in this Agreement shall be in writing and delivered by hand or mailed certified mail, return receipt requested, or by overnight courier such as Federal Express:

         (a)      if to Protective, addressed to:

                  (I)             Mr. Edmund P. Perry
                           Protective Life Insurance Company
                           P. O. Box 2606
                           Birmingham, Alabama  35202-2606
                           Telephone:  205/868-3040
                           Facsimile:  205/868-3023

         (b)      if to Purchasers, addressed to:

                  (i)               Jim Tobin
                           Security Connecticut Life Insurance Company
                           c/o ReliaStar Investment Research, Inc.
                           100 Washington Avenue South
                           Suite 800
                           Minneapolis, MN  55401-2121
                           Telephone:  (612)/342-3204
                           Facsimile:  (612)/372-5368

                  (ii)              John Fromelt
                           North American Company for Life and Health Insurance 1 Midland Plaza

                           Sioux Falls, South Dakota  57193
                           Telephone:  (605) 373-8600
                           Facsimile:  (605) 335-1429

         (c)      if to SelectQuote, addressed to:

                           David Paulsen
                           SelectQuote
                           595 Market Street, 6th Floor
                           San Francisco, CA  94105
                           Telephone: (800) 343-1985 ext. 2220
                           Facsimile: (415) 546-7154

All notices sent by Federal Express or other overnight courier shall be deemed received two (2) business days after delivery to such courier postage prepaid or four (4) business days after being mailed, postage prepaid by certified mail. Notices delivered otherwise shall be deemed received when actually received by the addressee thereof.

         SECTION 13.8  DISPUTE RESOLUTION; ARBITRATION.

         (a) BASIS FOR ARBITRATION. The parties hereto agree that the subject matter of this Agreement and any agreement that may be entered in connection herewith both involve and affect interstate commerce within the meaning of the commerce clause of the United States Constitution. This Agreement shall be irrevocable and is binding upon the parties and is subject to being specifically enforced.

         (b) MANDATORY ARBITRATION OF DISPUTES. Any action, dispute, claim, counterclaim or controversy ("Dispute" or "Disputes"), between or among the parties, including, without limitation, any claim based on, or arising from, an alleged tort or contract, shall be resolved by arbitration as set forth below. As used herein, Disputes shall include all actions, disputes, claims, counterclaims or controversies arising in connection with any extension of or commitment set forth in this Agreement or in any other agreement entered by the parties in connection with this Agreement, any action taken (or any omission to take any action) in connection with any of the foregoing, any past, present and future agreements between or among the parties, including, without limitation, this Agreement, or any agreement entered in connection with this Agreement. All Disputes shall be resolved by binding arbitration in accordance with Title 9 of the U.S. Code and the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Defenses based on statutes of limitation, estoppel, waiver, laches and similar doctrines, that would otherwise be applicable to an action brought by a party, shall be applicable in any such arbitration proceeding, and the commencement of an arbitration proceeding with respect to this Agreement shall be deemed the commencement of an action for such purposes.

         (c) SELECTION OF ARBITRATOR. Whenever an arbitration is required under subsection (b), the arbitrators shall be selected, except as otherwise provided, in accordance with the Commercial Arbitration rules of the AAA. The panel of arbitrators shall determine the resolution of the Dispute.

         (d) PLACE OF ARBITRATION. Whenever an arbitration is required under subsection (b), such arbitration shall be conducted in Denver, Colorado.

         (e) MISCELLANEOUS. Any arbitration questions arising under this Agreement shall be governed in accordance with Title 9 of the U.S. Code. This section constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior discussions, arrangements, negotiations and other communications on dispute resolutions. The provisions of this section shall survive any termination, amendment or expiration of the Agreement in which this section is contained, unless the parties otherwise expressly agree in writing. In the event of any Dispute governed by this section, each of the parties shall pay all of its own expenses, and, subject to the award of the arbitrator, shall pay an equal share of the arbitrators' fees. The arbitrator shall have the power to award recovery of all costs and fees (including attorneys' fees, administrative fees, arbitrators' fees and court costs) to the prevailing party. This section may be amended, changed or modified only by the express provisions of a writing which specifically refers to this section and which is signed by all the parties hereto.

         SECTION 13.9 LAW GOVERNING. This Agreement and the Debentures shall be governed by and construed in accordance with the laws of the State of Alabama.

         SECTION 13.10 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms hereof.

         SECTION 13.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

         SECTION 13.12 CONSENT TO ASSIGNMENT AND ASSUMPTION. Purchasers and Protective hereby consent to the assignment to, and the assumption by, SelectQuote of the obligations of SQIS, as the surviving entity of the merger between SelectTech and SQIS, set forth in the Debenture Documents. SelectQuote hereby acknowledges and affirms the terms, conditions and agreements set forth in the Debenture Documents and assumes the obligations of SQIS with respect to the Debenture Documents.

[Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written.

                                        SELECTQUOTE

Attest:

By:                                     By:
    -------------------------------          -------------------------------

  Its:                                        Its:
       ----------------------------                -------------------------


                                        SELECTQUOTE INSURANCE SERVICES

Attest:

By:                                     By:
    -------------------------------          -------------------------------

  Its:                                        Its:
       ----------------------------                -------------------------


                                        SECURITY CONNECTICUT LIFE INSURANCE
                                        COMPANY

Attest:

By:                                     By:
    -------------------------------          -------------------------------

  Its:                                        Its:
       ----------------------------                -------------------------


                                        NORTH AMERICAN COMPANY FOR
                                        LIFE AND HEALTH INSURANCE

Attest:

By:                                     By:
    -------------------------------          -------------------------------

  Its:                                        Its:
       ----------------------------                -------------------------


                                        PROTECTIVE LIFE INSURANCE COMPANY

Attest:

By:                                     By:
    -------------------------------          -------------------------------

  Its:                                        Its:
       ----------------------------                -------------------------




(Signature Page to Amended and Restated Debenture Purchase Agreement)

                       AS TO ARTICLE 9 OF THE AGREEMENT:


                                       ----------------------------------
                                       Steve Gerber


                                       ----------------------------------
                                       Charan Singh


                                       ----------------------------------
                                       Mike Feroah


                                       ----------------------------------
                                       Dave Paulsen

                                   EXHIBIT B

                               FORM OF DEBENTURES

THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THAT CERTAIN AMENDED AND RESTATED DEBENTURE PURCHASE AGREEMENT DATED AS OF DECEMBER __, 1999, PROVIDING FOR THE ISSUE AND SALE OF THE 12% SENIOR SECURED CONVERTIBLE DEBENTURES OF SELECTQUOTE, INC. (THE "COMPANY"), NO TRANSFER OF SUCH SECURITIES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN EXCHANGE FOR A 12% SENIOR SECURED CONVERTIBLE DEBENTURE OF SELECTTECH DATED OCTOBER 15, 1998 PURSUANT TO THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") PROVIDED BY SECTION 3(a)(10) OF THE ACT AND HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATOR AND, THEREFORE, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN OPINION OF COUNSEL THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE.

                               SELECTQUOTE, INC.
                    12% SENIOR SECURED CONVERTIBLE DEBENTURE


San Francisco, California                                      December __, 1999

FOR VALUE RECEIVED, the undersigned, SelectQuote, Inc., a Delaware corporation (SelectQuote), hereby promises to pay to SECURITY CONNECTICUT LIFE INSURANCE COMPANY, a Connecticut corporation (the "holder"), or its registered assigns, the principal sum of Nine Hundred Fifty Thousand Dollars ($950,000.00) together with interest (computed on the basis of a 360-day year of twelve 30-day months) from the date hereof on the unpaid principal balance at an annual rate of 12% in accordance with the terms and conditions of that certain Amended and Restated Debenture Purchase Agreement, dated as of December __, 1999, among SelectQuote, Security Connecticut Life Insurance Company, Protective Life Insurance Company and North American Company for Life and Health Insurance (hereinafter the "Purchase Agreement"). This Debenture is to be governed by an entitled to the benefits of the Purchase Agreement.

Payments of principal and interest are to be made at the registered address of the holder in lawful money of the United States of America.

As provided in the Purchase Agreement, this Debenture is subject to prepayment in whole or in part, as specified in the Purchase Agreement.

Upon surrender of this Debenture for registration or transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder thereof or such holder's attorney duly authorized in writing, a new Debenture for alike principal amount will be issued to, and, at the option of the holder, registered in the name of, the transferee. SelectQuote may deem and treat the person in whose name this Debenture is registered as the holder and owner hereof for the purpose of receiving payments and for all other purposes whatsoever, and SelectQuote shall not be affected by any notice to the contrary.

In case an Event of Default (as defined in said Purchase Agreement) shall occur and be continuing, the principal of this Debenture may become or be declared due and payable in the manner and with the effect provided in said Purchase Agreement.

This Debenture is convertible at the option of the holder hereof into Common Stock of SelectQuote upon the terms provided in said Purchase Agreement. Each holder hereof, whether upon original issue or upon transfer or assignment hereof, accepts and agrees to be bound by such provisions.

Said Purchase Agreement contains conditions restricting and limiting the transfer of the shares of Common Stock issuable upon the conversion of this Debenture, all relating to compliance with the Securities Act of 1933 or any similar Federal statute or state securities laws at the time in effect.



                                            SELECTQUOTE, INC.

                                            By:
                                                --------------------------
                                            Its:
                                                 -------------------------



ATTEST:

By:
    ----------------------------

Its:
     ---------------------------

                              NOTICE OF CONVERSION

                        [Letterhead of Debenture Holder]

                                     [date]

SelectQuote, Inc.

-----------------------------------
-----------------------------------

Re: Election to Convert Debenture

Ladies and Gentlemen:

Reference is hereby made to that certain Amended and Restated Debenture Purchase Agreement dated [___________, 1999], by and among SelectQuote, Inc. (the "Company"), Security Connecticut Life Insurance Company and North American Company for Life and Health Insurance (the "Purchase Agreement"). Capitalized terms not defined herein shall have the meaning given them in the Purchase Agreement.

The undersigned hereby irrevocably elects to exercise the right of conversion represented by the within Debenture Certificate as provided for in Section
7.1 (2.1 or 7.2) of the Purchase Agreement. If such election is being made pursuant to Section 2.1 of the Purchase Agreement, the undersigned elects to convert $_______________ of the outstanding principal of the Debenture into shares of Common Stock in accordance with the terms of the Purchase Agreement. If such election is being made pursuant to Section 7.2 of the Purchase Agreement, the undersigned elects to convert $_______________ of the outstanding principal of the Debenture into shares of Common Stock in accordance with the terms of the Purchase Agreement.

Please issue a certificate or certificates for such shares of Common Stock in the name of, and pay any cash for any fractional shares to:

                           Name:
                                 ------------------------------------------
                           Address:
                                    ---------------------------------------
                           Taxpayer ID No.:
                                            -------------------------------
                           (Please print Name, Address and Taxpayer ID No.)




                                    ---------------------------------------


                                            By:
                                               ----------------------------
                                                 Its:
                                                      ---------------------